Exhibit 99.1

CONTACTS:

Brian Turcotte

Investor Relations

561-438-3657

brian.turcotte@officedepot.com

Brian Levine

Public Relations

561-438-2895

brian.levine@officedepot.com

OFFICE DEPOT ANNOUNCES FOURTH QUARTER AND FULL YEAR 2012 RESULTS

Boca Raton, Fla., February 20, 2013 — Office Depot, Inc. (NYSE: ODP), a leading global provider of office supplies and services, today announced results for the fiscal quarter and full year ended December 29, 2012.

FOURTH QUARTER RESULTS 1

Total Company sales for the fourth quarter of 2012 were approximately $2.6 billion, down 12% compared to the fourth quarter of 2011. Sales for the fourth quarter of 2012, on a constant currency basis, were down approximately 11% versus prior year. The 53rd week added approximately $140 million of sales in the fourth quarter of 2011. Excluding the benefit of the additional selling week in 2011, fourth quarter of 2012 constant currency sales would have been down 7%.

The Company reported a net loss, after preferred stock dividends, of $17 million or $0.06 per diluted share in the fourth quarter of 2012, compared to net earnings, after preferred stock dividends, of $12 million or $0.04 per share in the fourth quarter of 2011.

•

Fourth quarter of 2012 results included approximately $12 million of pre-tax charges primarily related to restructuring activities and actions to improve future operating performance, and approximately $9 million related to non-cash asset impairment charges in the North American Retail Division.

•	Excluding the restructuring and impairment charges (after tax), fourth quarter of 2012 net earnings, after preferred stock dividends, would have been approximately $1 million or zero cents per share.

•

Fourth quarter of 2011 results included approximately $23 million of pre-tax charges primarily related to restructuring activities and actions to improve future operating performance. Fourth quarter of 2011 results also included a $24 million tax benefit related to the reversal of an uncertain tax position accrual and the release of a valuation allowance. Excluding charges and tax benefits, net earnings, after preferred stock dividends, would have been $8 million or $0.03 per share in the fourth quarter of 2011.

“We delivered the financial results we had projected for the fourth quarter of 2012,” said Neil Austrian, Chairman and Chief Executive Officer of Office Depot. “Despite continued revenue pressure in North American Retail and International, we successfully executed our key initiatives.”

[1]

Includes non-GAAP information. Fourth quarter and full year 2011 and 2012 results include charges for restructuring actions and activities to improve future operating performance. Fourth quarter and full year 2012 results also include non-cash asset impairment charges while fourth quarter of 2011 results also include a benefit from the reversal of tax and interest accruals for uncertain tax positions. Additional information is provided in our Form 10-K for the fiscal year ended December 29, 2012. Reconciliations from GAAP to non-GAAP financial measures can be found in this release, as well as in the Investor Relations section of our corporate web site, www.officedepot.com, under the category Financial Information.

Total Company gross profit margin decreased approximately 40 basis points in the fourth quarter of 2012 compared to the prior year period. This decline was due primarily to the benefit of the 53rd week in 2011 from rent costs being amortized over previous periods in North American Retail and lower sales volume in International.

Total Company operating expenses decreased by $108 million in the fourth quarter of 2012, compared to the prior year period, including the benefit from one fewer week of operating expenses in the fourth quarter of 2012.

Earnings, before interest and taxes (EBIT), adjusted for charges, were $34 million in the fourth quarter of 2012, compared to EBIT, adjusted for charges, of $47 million in the prior year period.

The effective tax rate for the fourth quarter of 2012 was negative 23%, compared to negative 111% for the same period in 2011. The effective tax rate for the fourth quarter of 2011 includes tax benefits of $24 million from the reversal of an uncertain tax position and the release of a valuation allowance.

The Company ended the fourth quarter of 2012 with free cash flow of $64 million, compared with free cash flow of $139 million reported in the prior year period.

FOURTH QUARTER DIVISION RESULTS

North American Retail Division

The North American Retail Division reported fourth quarter of 2012 sales of approximately $1.1 billion, a decrease of 13% compared to the prior year. Excluding the $78 million sales impact from the additional selling week in the fourth quarter of 2011, the year-over-year sales decrease would have been less than 8%.

Comparable store sales in the 1,079 stores that have been open for more than one year, and aligned to match the same selling weeks, decreased 6% for the fourth quarter of 2012. Sales of notebook computers and software decreased in the fourth quarter versus prior year, while sales of tablets, e-readers and desktop computers increased. Copy and Print, and cleaning and breakroom supplies sales also increased, while sales of office supplies and furniture declined versus prior year. Average order value was relatively flat in the fourth quarter and customer transaction counts declined approximately 5% compared to the same period last year.

The North American Retail Division reported operating income of $11 million in the fourth quarter of 2012, compared to operating profit of $32 million in the same period last year. Included in the fourth quarter 2012 operating profit are approximately $9 million of charges, primarily related to store asset impairment. Excluding the charges and $11 million benefit of the additional week for the fourth quarter of 2011, the slight year-over-year operating profit decline was driven primarily by the negative flow-through impact of lower sales, partially offset by operational improvements.

At the end of 2012, Office Depot operated 1,112 stores in the U.S. and Puerto Rico. The North American Retail Division opened two new stores and closed four during the fourth quarter of 2012.

North American Business Solutions Division

The North American Business Solutions Division reported fourth quarter of 2012 sales of approximately $763 million, an 8% decrease compared to the prior year on a fiscal basis. Excluding the $34 million sales impact from the additional selling week in the fourth quarter of 2011, the year-over-year sales decrease would have been 4%. On a comparable sales basis aligned to match the same selling weeks, fourth quarter of 2012 sales would have been relatively flat versus prior year.

Contract channel fourth quarter of 2012 sales were down versus last year as reported on a fiscal basis. Comparable sales in the fourth quarter of 2012, aligned to match the same selling weeks in 2011, were relatively flat. On the same basis, sales growth occurred across the contract channel’s small- and medium-sized business customers, driven by both acquisition and improved retention for customers managed by the new inside sales organization. Similarly, sales to enterprise-level accounts and public sector customers also improved year-over-year as well, with the latter being driven by sales to educational and federal government customers. Sales weakness continued among state and local government accounts as these customers experience ongoing budgetary pressures. Direct channel fourth quarter of 2012 sales were down versus last year as reported on a fiscal basis. Comparable sales in the fourth quarter of 2012, aligned to match the same selling weeks in 2011, were relatively flat. While online sales were up year-over-year due to an increase in traffic and higher average order value, the direct channel experienced lower purchases from customers who shop using catalogs and place orders through inbound call centers.

The North American Business Solutions Division reported operating income of approximately $55 million in the fourth quarter of 2012 compared to $45 million in the fourth quarter of 2011. The favorable comparison to the prior year includes approximately 60 basis points of higher gross margin driven by sales and margin initiatives, as well as lower supply chain, advertising and payroll costs.

International Division

The International Division reported fourth quarter of 2012 sales of $789 million, a decrease of 13% in U.S. dollars and a decrease of 11% in constant currency sales compared to the prior year. On a comparable sales basis aligned to match the same selling weeks and excluding the $28 million sales impact from the additional week in the fourth quarter of 2011, fourth quarter of 2012 sales would have been down mid-single digits versus prior year.

Total European contract sales decreased mid-single digits in the fourth quarter versus the prior year as growth in Germany and relatively flat sales in the U.K. were more than offset by weakness in other countries. In Asia, the contract channel reported relatively flat sales compared with one year ago. The rate of year-over-year sales decline improved again sequentially, on a comparable sales basis, in the European direct channel. European retail channel sales in the fourth quarter decreased compared to prior year as weakness in Sweden and Hungary more than offset a slight sales increase in France. In Asia, South Korean retail reported a slight sales increase in the fourth quarter versus prior year.

The International Division reported operating income for the fourth quarter of 2012 of approximately $23 million, compared to $33 million in the same period of 2011. Included in these measures of Division operating profit are approximately $9 million of charges related to restructuring actions in 2012, and $15 million of restructuring charges in the same period in 2011. Excluding the charges in both periods, the remaining decrease in Division fourth quarter of 2012 operating profit reflects the negative flow-through impact of lower sales, partially offset by a decrease in operating expenses, driven by continuous process improvement initiatives, as well as lower advertising and payroll expenses.

The movement in exchange rates had a minimal impact on International Division operating profit in the fourth quarter of 2012 compared to the same period in 2011.

Office Depot de Mexico

Office Depot’s Latin American joint venture, Office Depot de Mexico, reported fourth quarter of 2012 sales of $286 million, an increase of 2% in U.S. dollars and a decrease of 3% in constant currency versus the prior year. The joint venture added four stores during the fourth quarter for a total of 257 stores and distribution facilities in Mexico, Central America and Colombia at quarter end.

Office Depot de Mexico reported fourth quarter of 2012 net income of approximately $17 million, versus $16 million one year ago. Office Depot accounts for this investment using the equity method and the 50% share of Office Depot de Mexico’s net income is presented in the Company’s Miscellaneous income, net in the Consolidated Statement of Operations.

FULL YEAR RESULTS 1

Full year of 2012 sales were $10.7 billion, a decrease of 7% from the prior year. Excluding the impact of a 53rd week in fiscal 2011, constant currency sales for 2012 decreased 4% compared to the same period in the prior year.

The Company reported a net loss, after preferred stock dividends, of $110 million or $0.39 per share for the full year of 2012, compared to net earnings, after preferred stock dividends, of $60 million or $0.22 per share for full year of 2011. Adjusted for charges, net earnings, after preferred stock dividends, would have been $9 million or $0.03 per share for 2012. Adjusted for charges and certain tax benefits, the 2011 net loss and the loss per share, after preferred stock dividends, were $8 million and $0.03 per share, respectively.

Total Company operating expenses decreased $114 million for full year of 2012, when compared with the prior year period including the benefit from one fewer week of operating expenses in 2012. Total Company operating expenses for 2012, when adjusted for charges, would have decreased by $185 million compared with the prior year period including the benefit from one fewer week of operating expenses in 2012.

EBIT, adjusted for charges, was $131 million for full year 2012, compared to $122 million the prior year.

Capital expenditures for 2012 were $120 million and are estimated to be about $200 million in 2013 to fund ongoing capital maintenance, North American Retail store downsizes and other investments needed to drive the Company’s strategic plan.

The Company generated free cash flow of $59 million for the full year of 2012, including a negative $58 million impact to Free Cash Flow from a first quarter of 2012 pension settlement that was offset by a positive impact to cash flow from investing activities of the same amount, with the net result of having no total cash flow impact on Office Depot.

Other Matters

On February 19, 2013, the Company entered into a definitive merger agreement with OfficeMax Incorporated, pursuant to which the Company and OfficeMax would combine in a tax-free, all-stock merger transaction. At the effective time of the merger, the Company would issue 2.69 new shares of common stock for each outstanding share of OfficeMax common stock. In addition, at the effective time of the merger, the Company’s Board of Directors will be reconstituted to include an equal number of directors designated by the Company and OfficeMax. The parties’ obligations to complete the merger are subject to several conditions, including, among others, approval by the shareholders of each of the two companies, the receipt of certain regulatory approvals and other customary closing conditions.

At the end of the fourth quarter of 2012, the Company had $671 million in cash and cash equivalents on hand and $699 million in availability under the Amended and Restated Credit Agreement, for a total of approximately $1.4 billion in available liquidity.

Additional information on the Company’s full year results can be found in our Form 10-K filed with the Securities and Exchange Commission on February 20, 2013. Additional information on the Company’s fourth quarter and full year results can also be found in the Investor Relations section of our corporate website, www.officedepot.com, under the category Financial Information.

Non-GAAP Reconciliation

A reconciliation of GAAP results to non-GAAP results excluding certain items is presented in this release and also may be found in the Investor Relations section of our corporate website, www.officedepot.com, under the category Financial Information.

About Office Depot

Office Depot provides office supplies and services through 1,629 worldwide retail stores, a field sales force, top-rated catalogs and global e-commerce operations. Office Depot has annual sales of approximately $10.7 billion, employs about 38,000 associates and serves customers in 59 countries around the world.

Office Depot’s common stock is listed on the New York Stock Exchange under the symbol ODP. Additional press information can be found at: http://mediarelations.officedepot.com and http://socialpress.officedepot.com/.

Additional Information and Where to Find It

The Company plans to file with the Securities and Exchange Commission (the “SEC”), and mail to its stockholders, a Proxy Statement soliciting proxies for the meeting of its stockholders to be called with respect to the proposed transaction. The Proxy Statement will contain important information about the Company, OfficeMax, the transaction and related matters. Stockholders are urged to read the Proxy Statement carefully when it is available, as well as today’s press release regarding the proposed transaction. Stockholders will be able to obtain free copies of the Proxy Statement and other documents filed with the SEC by the Company through the web site maintained by the SEC at www.sec.gov and by contacting the Company’s Department of Investor Relations at 6600 North Military Trail, Boca Raton, FL 33496. In addition, stockholders can obtain free copies of the documents filed with the SEC on the Company’s website at www.officedepot.com.

Participants in the Solicitation

The Company, OfficeMax and their directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding the Company’s executive officers and directors is included in the Company’s definitive proxy statement, which was filed with the SEC on March 15, 2012, and information regarding OfficeMax’s executive officers and directors is included in OfficeMax’s definitive proxy statement, which was filed with the SEC on March 20, 2012. The Proxy Statement regarding the proposed transaction will provide more information about participants in the solicitation of proxies from the Company’s stockholders, which participants may have interests different from the Company’s stockholders generally. You can obtain free copies of these documents from the Company using the contact information above.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS: The Private Securities Litigation Reform Act of 1995, as amended, (the “Act”) provides protection from liability in private lawsuits for “forward-looking” statements made by public companies under certain circumstances, provided that the public company discloses with specificity the risk factors that may impact its future results. We want to take advantage of the “safe harbor” provisions of the Act. Certain statements made in this press release are forward-looking statements under the Act. Except for historical financial and business performance information, statements made in this press release should be considered forward-looking as referred to in the Act. Much of the information that looks towards future performance of our company is based on various factors and important assumptions about future events that may or may not actually come true. As a result, our operations and financial results in the future could differ materially and substantially from those we have discussed in the forward-looking statements made in this press release. Certain risks and uncertainties are detailed from time to time in our filings with the United States Securities and Exchange Commission (“SEC”). You are strongly urged to review all such filings for a more detailed discussion of such risks and uncertainties. The Company’s SEC filings are readily obtainable at no charge at www.sec.gov and at www.freeEDGAR.com, as well as on a number of other commercial web sites.

OFFICE DEPOT, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

	December 29,	December 31,
	2012	2011
ASSETS
Current assets:
Cash and cash equivalents	$670,811	$570,681
Receivables, net of allowances of $22,755 in 2012 and $19,671 in 2011	803,944	862,831
Inventories	1,050,625	1,146,974
Prepaid expenses and other current assets	170,810	163,646

Total current assets	2,696,190	2,744,132
Property and equipment, net	856,341	1,067,040
Goodwill	64,312	61,899
Other intangible assets, net	16,789	35,223
Deferred income taxes	33,421	47,791
Other assets	343,726	294,899

Total assets	$4,010,779	$4,250,984

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$934,892	$993,636
Accrued expenses and other current liabilities	931,618	1,010,011
Income taxes payable	5,310	7,389
Short-term borrowings and current maturities of long-term debt	174,148	36,401

Total current liabilities	2,045,968	2,047,437
Deferred income taxes and other long-term liabilities	431,531	452,313
Long-term debt, net of current maturities	485,331	648,313

Total liabilities	2,962,830	3,148,063

Commitments and contingencies

Redeemable preferred stock, net (liquidation preference – $406,773 in 2012 and $377,729 in 2011)	386,401	363,636

Stockholders’ equity:
Office Depot, Inc. stockholders’ equity:
Common stock—authorized 800,000,000 shares of $.01 par value; issued shares – 291,734,027 in 2012 and 286,430,567 in 2011	2,917	2,864
Additional paid-in capital	1,119,775	1,138,542
Accumulated other comprehensive income	212,717	194,522
Accumulated deficit	(616,235)	(539,124)
Treasury stock, at cost – 5,915,268 shares in 2012 and 2011	(57,733)	(57,733)

Total Office Depot, Inc. stockholders’ equity	661,441	739,071
Noncontrolling interests	107	214

Total equity	661,548	739,285

Total liabilities and equity	$4,010,779	$4,250,984

OFFICE DEPOT, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	13 Weeks Ended December 29,	14 Weeks Ended December 31,	52 Weeks Ended December 29,	53 Weeks Ended December 31,
	2012	2011	2012	2011
	(Unaudited)	(Unaudited)
Sales	$2,622,760	$2,969,695	$10,695,652	$11,489,533
Cost of goods and occupancy costs	1,839,137	2,070,509	7,448,067	8,063,087

Gross profit	783,623	899,186	3,247,585	3,426,446

Store and warehouse operating and selling expenses	607,065	684,673	2,535,373	2,692,646
Recovery of purchase price	—	—	(68,314)	—
Asset impairments	8,787	6,230	138,540	11,427
General and administrative expenses	162,555	196,011	672,827	688,619

Operating income (loss)	5,216	12,272	(30,841)	33,754
Other income (expense):
Interest income	436	73	2,240	1,231
Interest expense	(19,809)	(13,711)	(68,937)	(33,223)
Loss on extinguishment of debt	—	—	(12,110)	—
Miscellaneous income, net	8,206	10,988	34,225	30,857

Earnings (loss) before income taxes	(5,951)	9,622	(75,423)	32,619
Income tax expense (benefit)	1,356	(10,726)	1,697	(63,072)

Net earnings (loss)	(7,307)	20,348	(77,120)	95,691
Less: Net earnings (loss) attributable to the noncontrolling interest	9	(2)	(9)	(3)

Net earnings (loss) attributable to Office Depot, Inc.	(7,316)	20,350	(77,111)	95,694
Preferred stock dividends	10,169	8,066	32,934	35,705

Net earnings (loss) available to common stockholders	$(17,485)	$12,284	$(110,045)	$59,989

Earnings (loss) per share:
Basic	$(0.06)	$0.04	$(0.39)	$0.22
Diluted	$(0.06)	$0.04	$(0.39)	$0.22
Weighted average number of common shares outstanding
Basic	280,597	278,789	279,727	277,918
Diluted	280,597	278,789	279,727	277,918

OFFICE DEPOT, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	2012	2011
Cash flows from operating activities:
Net earnings (loss)	$(77,120)	$95,691
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Depreciation and amortization	203,189	211,410
Charges for losses on inventories and receivables	64,930	56,200
Net earnings from equity method investments	(30,462)	(31,426)
Loss on extinguishment of debt	13,377	—
Recovery of purchase price	(58,049)	—
Pension plan funding	(58,030)	—
Dividends received	—	25,016
Asset impairments	138,540	11,427
Compensation expense for share-based payments	13,579	13,895
Deferred income taxes and deferred tax assets valuation allowances	667	(14,999)
Loss (gain) on disposition of assets	(1,764)	4,420
Other operating activities	5,375	8,510
Changes in assets and liabilities:
Decrease in receivables	44,052	99,927
Decrease (increase) in inventories	52,733	53,902
Net decrease (increase) in prepaid expenses and other assets	(138)	25,754
Net decrease in accounts payable, accrued expenses and other current and long-term liabilities	(131,547)	(360,060)

Total adjustments	256,452	103,976

Net cash provided by operating activities	179,332	199,667

Cash flows from investing activities:
Capital expenditures	(120,260)	(130,317)
Acquisitions, net of cash acquired, and related payments	—	(72,667)
Recovery of purchase price	49,841	—
Proceeds from disposition of assets and other	32,122	8,117
Restricted cash	—	(8,800)
Release of restricted cash	8,570	46,509

Net cash used in investing activities	(29,727)	(157,158)

Cash flows from financing activities:
Net proceeds from employee share-based transactions	1,586	254
Advance received	—	8,800
Payment for non-controlling interests	(551)	(1,262)
Loss on extinguishment of debt	(13,377)	—
Debt retirement	(250,000)	—
Debt issuance	250,000	—
Debt related fees	(8,012)	(9,945)
Dividends on redeemable preferred stock	—	(36,852)
Proceeds from issuance of borrowings	21,908	9,598
Payments on long- and short-term borrowings	(56,736)	(69,169)

Net cash used in financing activities	(55,182)	(98,576)

Effect of exchange rate changes on cash and cash equivalents	5,707	(730)

Net increase (decrease) in cash and cash equivalents	100,130	(56,797)
Cash and cash equivalents at beginning of period	570,681	627,478

Cash and cash equivalents at end of period	$670,811	$570,681

OFFICE DEPOT, INC.

GAAP to Non-GAAP Reconciliations

(Unaudited)

We report our results in accordance with accounting principles generally accepted in the United States (“GAAP”). We also review certain financial measures excluding impacts of transactions that are beyond our core operations (“non-GAAP”). A reconciliation of GAAP financial measures to non-GAAP financial measures and the limitations on their use may be accessed in the “Investor Relations” section of our corporate website, www.officedepot.com. Certain portions of those reconciliations are provided in the following tables. (In millions, except per share amounts)

Q4 2012	GAAP	% of Sales	Charges	Non-GAAP	% of Sales
Gross profit	$783.7	29.9%	$(0.1)	$783.8	29.9%
Operating expenses	$778.5	29.7%	$20.7	$757.8	28.9%
Operating income	$5.2	0.2%	$(20.8)	$26.0	1.0%
Net earnings (loss) attributable to common stockholders	$(17.5)	(0.7)%	$(18.6)	$1.1	—%

Diluted earnings (loss) per share	$(0.06)		$(0.06)	$—

Q4 2011	GAAP	% of Sales	Charges	Non-GAAP	% of Sales
Gross profit	$899.2	30.3%	$(1.0)	$900.2	30.3%
Operating expenses	$886.9	29.9%	$22.5	$864.4	29.1%
Operating income	$12.3	0.4%	$(23.5)	$35.8	1.2%
Net earnings attributable to common stockholders	$12.3	0.4%	$3.8	$8.5	0.3%

Diluted earnings per share	$0.04		$0.01	$0.03

YTD 2012	GAAP	% of Sales	Charges	Non-GAAP	% of Sales
Gross profit	$3,247.6	30.4%	$(0.1)	$3,247.7	30.4%
Operating expenses	$3,278.4	30.7%	$127.2	$3,151.2	29.5%
Operating income (loss)	$(30.8)	(0.3)%	$(127.3)	$96.5	0.9%
Net earnings (loss) attributable to common stockholders	$(110.0)	(1.0)%	$(118.8)	$8.8	0.1%

Diluted earnings (loss) per share	$(0.39)		$(0.42)	$0.03

YTD 2011	GAAP	% of Sales	Charges	Non-GAAP	% of Sales
Gross profit	$3,426.4	29.8%	$(1.5)	$3,427.9	29.8%
Operating expenses	$3,392.7	29.5%	$56.2	$3,336.5	29.0%
Operating income	$33.7	0.3%	$(57.7)	$91.4	0.8%
Net earnings (loss) attributable to common stockholders	$60.0	0.5%	$68.5	$(8.5)	(0.1)%

Diluted earnings (loss) per share	$0.22		$0.25	$(0.03)

OFFICE DEPOT, INC.

GAAP to Non-GAAP Reconciliations

(Unaudited) (Continued)

	Q4 2012	Q4 2011
Cash Flow Summary
Net cash provided by operating activities	$95.2	$179.7
Net cash used in investing activities	(30.8)	(49.7)
Net cash used in financing activities	(16.5)	(1.3)
Effect of exchange rate changes on cash and cash equivalents	3.4	(10.7)

Net increase in cash and cash equivalents	$51.3	$118.0

Free Cash Flow
Net cash provided by operating activities	$95.2	$179.7
Less: Capital expenditures	31.5	41.2

Free Cash Flow	$63.7	$138.5

Cash Flow Before Financing Activities
Net increase in cash and cash equivalents	$51.3	$118.0
Less: Net cash used in financing activities	(16.5)	(1.3)

Cash Flow Before Financing Activities	$67.8	$119.3

	YTD 2012	YTD 2011
Cash Flow Summary
Net cash provided by operating activities	$179.3	$199.7
Net cash used in investing activities	(29.7)	(157.2)
Net cash used in financing activities	(55.2)	(98.6)
Effect of exchange rate changes on cash and cash equivalents	5.7	(0.7)

Net increase (decrease) in cash and cash equivalents	$100.1	$(56.8)

Free Cash Flow
Net cash provided by operating activities	$179.3	$199.7
Less: Capital expenditures	120.3	130.3

Free Cash Flow	$59.0	$69.4

Cash Flow Before Financing Activities
Net increase (decrease) in cash and cash equivalents	$100.1	$(56.8)
Less: Net cash used in financing activities	(55.2)	(98.6)

Cash Flow Before Financing Activities	$155.3	$41.8

Free cash flow is calculated as net cash provided by (used in) operating activities less capital expenditures.

Cash flow before financing activities is calculated as the net increase (decrease) in cash and cash equivalents less net cash provided by (used in) financing activities.

OFFICE DEPOT, INC.

DIVISION INFORMATION

(Unaudited)

North American Retail Division

	Fourth quarter		Year-to-Date
(In millions)	2012	2011	2012	2011
Sales	$1,070.7	$1,236.8	$4,457.8	$4,870.2
% change	(13)%	—%	(8)%	(2)%
Division operating income	$10.6	$32.4	$12.2	$134.8
% of sales	1.0%	2.6%	0.3%	2.8%

North American Business Solutions Division

	Fourth quarter		Year-to-Date
(In millions)	2012	2011	2012	2011
Sales	$763.4	$831.5	$3,214.9	$3,262.0
% change	(8)%	4%	(1)%	(1)%
Division operating income	$55.2	$44.7	$193.0	$145.1
% of sales	7.2%	5.4%	6.0%	4.4%

International Division

	Fourth quarter		Year-to-Date
(In millions)	2012	2011	2012	2011
Sales	$788.7	$901.4	$3,022.9	$3,357.4
% change	(13)%	(3)%	(10)%	(1)%
% change in constant currency	(11)%	(3)%	(5)%	(5)%
Division operating income	$23.4	$33.0	$49.3	$92.9
% of sales	3.0%	3.7%	1.6%	2.8%

OFFICE DEPOT, INC.

SELECTED FINANCIAL AND OPERATING DATA

(Unaudited)

Selected Operating Highlights

	13 Weeks Ended December 29, 2012	14 Weeks Ended December 31, 2011	52 Weeks Ended December 29, 2012	53 Weeks Ended December 31, 2011
Store Statistics
United States:
Store count:
Stores opened	2	1	4	9
Stores closed	4	2	23	25
Stores relocated	15	6	28	15
Total U.S. stores	1,112	1,131	1,112	1,131
North American Retail Division square footage:	25,518,027	26,556,126
Average square footage per NAR store	22,948	23,480
International Division Company-owned:
Store count:
Stores opened	—	—	4	3
Stores closed	11	1	12	9
Stores acquired	—	—	—	40
Total International Division Company-owned stores	123	131	123	131